Exhibit 99.1

Cornerstone Bancshares, Inc. Reports Positive Earnings for Fourth Quarter of 2014

CHATTANOOGA, Tenn. – January 27, 2015 -- (PR Newswire) Cornerstone Bancshares, Inc. (“Cornerstone”; OTC Bulletin Board: CSBQ; CSBQP), holding company of Cornerstone Community Bank (“Bank”), today announced net income of $412,000 for the fourth quarter of 2014, which represents a 2.1 percent increase in net income compared with the same quarter of 2013. This also marks the sixteenth consecutive quarter of positive earnings for Cornerstone.

Net income for the year as of December 31, 2014 was $1,638,000, which represents a 2.5 percent decrease from 2013. Other financial highlights year-over-year include:

•	2% increase in loans

•	12.9% increase in loan-to-deposit ratio

•	38.1% reduction in net foreclosed assets

•	9.6% increase in Tier 1 leverage ratio

•	19.7% decrease in nonaccrual loans

•	16% decrease in core transactional deposits

“The Board is extremely pleased with this solid performance for the year,” said Cornerstone’s Chairman Welborn. “Our focus for the new year will be on steady loan and deposit growth, increased earnings, and positioning Cornerstone favorably for our upcoming merger.”

On December 8, 2014, Cornerstone announced the signing of a definitive agreement to merge holding companies with SmartFinancial, Inc., parent company of SmartBank, which has seven branch locations throughout East Tennessee and the Florida Panhandle. When completed, the merger will create a nearly $1 billion banking entity under the name SmartFinancial, Inc., for which Welborn will serve as Chairman of a combined Board of Directors.

“We are excited for the future and the opportunities that this new partnership holds,” said Welborn. “It will give us the size and scale to compete in this new banking environment, an expanded footprint for greater growth potential, and the ability to deliver the greatest value for all of our shareholders. Pardon the pun, but it’s just a ‘smart’ move.”

Founded in 1996, Cornerstone is a single-bank holding company, with $416 million in assets, serving the Chattanooga, Tennessee MSA, with five full-service branch locations throughout Chattanooga. Locally owned and operated, Cornerstone specializes in providing a comprehensive range of customized financial solutions for businesses and individuals.

Important Information for Shareholders

This communication shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Merger, Cornerstone will file a registration statement on Form S-4 with the SEC, which will contain the joint proxy statement/prospectus of SmartFinancial and Cornerstone. Shareholders of Cornerstone and SmartFinancial are encouraged to read the registration statement, including the joint proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the Merger, Cornerstone and SmartFinancial. After the registration statement is filed with the SEC, the joint proxy statement/prospectus and other relevant documents will be mailed to all Cornerstone and SmartFinancial shareholders and will be available for free on the SEC’s website (www.sec.gov). The joint proxy statement/prospectus will also be made available for free by contacting the President and CEO of SmartFinancial at (865) 868-0613 or the President and CEO of Cornerstone at 423-385-3009. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cornerstone, SmartFinancial and their respective directors, executive officers, and certain other members of management and employees of Cornerstone and SmartFinancial may be deemed to be participants in the solicitation of proxies in connection with the proposed Merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the joint proxy statement/prospectus relating to the Merger and the other relevant documents filed with the SEC when they become available. Information about the directors and executive officers of Cornerstone is also set forth in Cornerstone’s proxy statement for its 2014 annual meeting of shareholders and its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Forward-Looking Statements

Certain of the statements made in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone, SmartFinancial and their respective management regarding the companies’ strategic directions, prospects, future results and benefits of the merger, are subject to numerous risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone and SmartFinancial operate, governmental regulations, the ability to obtain regulatory and shareholder approval, the possibility that conditions to completion of the merger will not be satisfied, the ability to complete the merger in the expected timeframe, the companies’ competitive environment, cyclical and seasonal fluctuations in their operating results, and other risks.

Cornerstone Bancshares, Inc. and Subsidiary

Fourth Quarter Financial Highlights

December 31, 2014 and 2013

(Unaudited)

(Amounts in thousands, except per common share data)	2014	2013	% Change
Balance Sheet Data at December 31
Total assets	$415,740	$432,223	(3.8)
Interest-earning assets	398,503	406,708	(2.0)
Loans	295,364	289,440	2.0
Foreclosed assets, net	8,000	12,926	(38.1)
Deposits	308,654	341,414	(9.6)
Other interest-bearing liabilities	65,410	49,714	31.6
Shareholders' equity	40,662	40,134	1.3
Loan to deposit ratio	95.69%	84.78%	12.9
Tier 1 leverage ratio (Bank, est)	9.38%	8.56%	9.6
Total risk-based capital ratio (Bank, est)	13.45%	13.10%	2.7
Outstanding common shares	6,627	6,547	1.2
Book value per common share	$3.88	$3.86	0.6
Tangible book value per common share	$3.88	$3.86	0.6
Market value per common share as of December 31	$3.31	$2.37	39.7

Loan Quality Data
Nonaccruing loans	2,865	3,566	(19.7)
Loans past due 90 days – accruing	-	-	-
Net charge-offs YTD	223	3,238	(93.1)
Allowance for loan losses	3,495	3,203	9.1
Allowance for loan losses to total loans	1.18%	1.11%
Nonperforming assets to total assets	2.61%	3.82%

Performance Data for the Year
Net income	$1,638	$1,681	(2.5)
Return on average assets	0.39%	0.39%
Return on average equity	4.04%	4.12%
Net interest margin	3.90%	3.80%
Per common share data:
Net income – basic	$0.01	$0.02
Net income – diluted	$0.01	$0.02
Common dividends	$-	$-
Average shares (000s):
Basic common stock	6,614	6,547
Diluted common stock	6,837	6,662
Preferred stock (actual)	600	600

Cornerstone Bancshares, Inc. and Subsidiary

Adjusted Income Pre-tax & Pre-provision (PTPP)

Net of Security Gains & Foreclosed Assets Expense

	(Unaudited)
	2014				2013	Q4-14 /
	Fourth	Third	Second	First	Fourth	Q4-13
(Amounts in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter	% Chg

Net interest income	$3,870	$3,810	$3,856	$3,811	$3,741	3.4
Total noninterest income	459	504	535	322	617	(25.6)
Sub-total	4,329	4,314	4,391	4,133	4,358	(0.7)
Total noninterest expense	3,664	3,659	3,375	3,301	3,704	(1.1)
Pre-tax, pre-provision income	665	655	1,016	832	654	1.7
Net gains from sale of securiites	(129)	(169)	(300)	(102)	(227)	N/A
Foreclosed assets expense, net	441	688	363	349	693	(36.4)
Adjusted PTPP	977	1,174	1,079	1,079	1,120	(12.8)

Reconciliation of Non-GAAP Financial Measures	(Unaudited)
	2014				2013
	Fourth	Third	Second	First	Fourth
(Amounts in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter

Pre-tax, pre-provision income	$665	$655	$1,016	$832	$654
Income tax expense	(253)	(250)	(257)	(255)	(250)
Provision for loan losses	-	-	(350)	(165)	-
Net income	412	405	409	412	404

Adjusted PTPP	977	1,174	1,079	1,079	1,120
Net gains from sale of securities	129	169	300	102	227
Foreclosed assets expense, net	(441)	(688)	(363)	(349)	(693)
Provision for loan losses	-	-	(350)	(165)	-
Income tax expense	(253)	(250)	(257)	(255)	(250)
Net income	412	405	409	412	404

Cornerstone Bancshares, Inc. and Subsidiary

Quarterly Earnings Summary

	(Unaudited)
	2014				2013	Q4-14 /
	Fourth	Third	Second	First	Fourth	Q4-13
(Amounts in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter	% Chg
Interest income
Loans, including fees	$4,202	$4,168	$4,225	$4,095	$4,190	0.3
Securities and interest-bearing deposits at other financial institutions	312	327	347	431	315	(0.9)
Federal funds sold and other earning assets	6	7	10	7	8	(25.8)
Total interest income	4,520	4,502	4,582	4,533	4,513	0.1
Interest expense
Deposits	415	442	442	442	487	(14.8)
Short-term borrowings	26	19	21	19	18	46.7
FHLB advances and other borrowing	209	231	263	261	267	(21.6)
Total interest expense	650	692	726	722	772	(15.8)
Net interest income	3,870	3,810	3,856	3,811	3,741	3.5
Provision for losses	-	-	350	165	-
Net interest income after the
provision for loan losses	3,870	3,810	3,506	3,646	3,741	3.5
Noninterest income
Customer service fees	237	215	210	189	213	11.4
Other noninterest income	14	13	18	12	13	5.2
Gain on sale of assets	208	276	307	121	391	(46.8)
Total noninterest income	459	504	535	322	617	(25.6)
Noninterest expense
Salaries and employee benefits	1,803	1,702	1,723	1,827	1,716	5.1
Net occupancy and equipment	282	315	324	309	324	(12.9)
Depository insurance	158	163	164	155	162	(2.5)
Foreclosed asset expense (1)	441	688	363	349	693	(36.4)
Other operating expense	980	791	801	661	810	20.9
Total noninterest expense	3,664	3,659	3,375	3,301	3,705	(1.1)
Income before income taxes	665	655	666	667	653	1.8
Income tax expense	253	250	257	255	250	1.4
Net income	$412	$405	$409	$412	$404	2.1

Preferred stock dividends & accretion on preferred stock discount	393	393	393	393	393	(0.0)

Net income available to common	19	12	16	19	11	69.7

Net income per common share:
Basic	$0.01	$0.00	$0.00	$0.00	$0.00	472.7
Diluted	$0.01	$0.00	$0.00	$0.00	$0.00	482.8
Average basic shares	6,627	6,627	6,627	6,575	6,547	1.2
Average common diluted shares	6,952	6,844	6,807	6,714	6,662	4.4
Performance Ratios
Return on average equity	4.05%	4.01%	4.02%	4.08%	3.98%	1.8
Return on average assets	0.40%	0.39%	0.38%	0.39%	0.38%	6.6
Net interest margin	3.97%	3.86%	3.89%	3.90%	3.76%	5.5
Average equity	40,649	40,481	40,710	40,447	40,487	0.4
Average assets	409,170	416,247	426,951	426,282	426,660	(4.1)
Average interest-earning assets	388,746	394,156	400,760	400,175	398,174	(2.4)

(1) Includes OREO adjustments to fair value

Cornerstone Bancshares, Inc. and Subsidiary

Loan Loss Allowance and Asset Quality Review

	2014				2013
	Fourth	Third	Second	First	Fourth
(Amounts in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter

Allowance for loan losses
Balance at beginning of period	$3,474	$3,330	$3,011	$3,203	$3,159
Provision for loan losses	-	-	350	165	-
Net charge-offs	21	145	(32)	(357)	44
Balance at end of period	$3,495	$3,474	$3,330	$3,011	$3,203

As a % of loans	1.18%	1.16%	1.14%	1.03%	1.11%
As a % of nonperforming loans	122.00%	96.51%	116.72%	63.00%	89.81%
As a % of nonperforming assets	32.17%	23.81%	21.01%	17.37%	19.42%

Net charge-offs as a % of loans (a)	-0.03%	-0.19%	0.04%	0.49%	-0.06%

Risk element assets
Accruing troubled debt restructured	$3,903	$3,698	$3,787	$3,337	$4,251
Loans past due 30-89 days	$2,162	$2,846	$1,365	$2,193	$2,250

Nonaccruing loans	$2,865	$3,600	$2,853	$4,779	$3,566
Loans past due 90 days – accruing	-	-	-	-	-
Total nonperforming loans	$2,865	$3,600	$2,853	$4,779	$3,566
Foreclosed assets (b) (c)	$8,000	$10,994	$12,996	$12,559	$12,926
Total nonperforming assets	$10,865	$14,594	$15,849	$17,338	$16,492

Nonperforming loans as a % of loans	0.97%	1.21%	0.98%	1.63%	1.23%
Nonperforming assets as a % of loans
and foreclosed assets	3.58%	4.72%	5.19%	5.68%	5.45%

Total loans	295,364	298,390	292,369	292,952	289,440

(a) Annualized
(b) Properties sold during 4thQ 2014	$2,951
(c) Properties under contract to sell	$116

Cornerstone Bancshares, Inc. and Subsidiary

Net Interest Margin Analysis

Taxable Equivalent Basis

	Three months ended
	December 31
(Amounts in thousands)
Assets	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
Earning assets:	Balance	Expense	Rate	Balance	Expense	Rate
Loans, net of unearned income	$295,562	$4,202	5.64%	$286,003	$4,190	5.81%
Investment securities	81,781	312	1.60%	99,065	315	1.41%
Other earning assets	11,402	6	0.21%	13,106	8	0.23%
Total earning assets	388,746	$4,520	4.63%	398,174	$4,513	4.53%
Allowance for loan losses	(3,500)			(3,045)
Cash and other assets	23,924			31,531
TOTAL ASSETS	$409,170			$426,660

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
Interest-bearing demand deposits	$25,203	$9	0.14%	$25,363	$9	0.14%
Savings deposits	13,183	3	0.09%	14,149	5	0.15%
MMDA's	69,906	68	0.39%	74,607	73	0.39%
Time deposits	148,779	334	0.89%	160,824	400	0.99%
Federal funds purchased and securities
sold under agreements to repurchase	23,710	27	0.45%	21,184	18	0.33%
Federal Home Loan Bank and other borrowings	34,522	209	2.40%	33,095	267	3.20%
Total interest-bearing liabilities	315,305	650	0.82%	329,222	772	0.93%
Net interest spread		$3,870	3.81%		$3,741	3.60%
Noninterest-bearing demand deposits	51,961			55,398
Accrued expenses and other liabilities	1,255			1,552
Shareholders' equity	$40,649			40,487
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$409,170			$426,660
Net yield on earning assets			3.97%			3.76%

Taxable equivalent adjustment:
Loans		0			0
Investment securities		18			37
Total adjustment		18			37

Cornerstone Bancshares, Inc. and Subsidiary

Net Interest Margin Analysis

Taxable Equivalent Basis

	Twelve months ended
	December 31
(Amounts in thousands)
Assets	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
Earning assets:	Balance	Expense	Rate	Balance	Expense	Rate
Loans, net of unearned income	$293,708	$16,690	5.68%	$278,975	$16,705	5.99%
Investment securities	89,114	1,416	1.72%	98,108	1,694	1.94%
Other earning assets	13,615	31	0.23%	20,749	54	0.26%
Total earning assets	396,437	$18,137	4.60%	397,832	$18,453	4.69%
Allowance for loan losses	(3,284)			(4,547)
Cash and other assets	27,350			35,409
TOTAL ASSETS	$420,503			$428,694

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
Interest-bearing demand deposits	$26,921	$40	0.15%	$26,196	$55	0.21%
Savings deposits	14,536	14	0.10%	12,718	27	0.22%
MMDA's	68,367	259	0.38%	76,194	392	0.51%
Time deposits	157,112	1,428	0.91%	165,748	1,766	1.07%
Federal funds purchased and securities
sold under agreements to repurchase	22,026	85	0.39%	22,041	74	0.34%
Federal Home Loan Bank and other borrowings	30,845	964	3.13%	31,634	1,209	3.82%
Total interest-bearing liabilities	319,807	2,790	0.87%	334,531	3,523	1.05%
Net interest spread		$15,347	3.73%		$14,930	3.64%
Noninterest-bearing demand deposits	59,219			51,614
Accrued expenses and other liabilities	910			1,785
Shareholders' equity	40,567			40,764
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$420,503			$428,694
Net yield on earning assets			3.90%			3.80%

Taxable equivalent adjustment:
Loans		0			0
Investment securities		112			205
Total adjustment		112			205

Cornerstone Bancshares, Inc. and Subsidiary

Loan Composition

	2014		2013
	Fourth	% of	Fourth	% of	% Dollar
(Amounts in thousands)	Quarter	Total	Quarter	Total	Change
Non-residential real estate
Owner occupied	$68,581	23.2	$65,765	22.7	4.3
Non-owner occupied	74,587	25.3	64,053	22.1	16.4
Multi-family real estate	8,964	3.0	8,249	2.9	8.7
1-4 family construction	9,274	3.1	10,832	3.7	(14.4)
Commercial land and lot development	19,973	6.8	25,254	8.7	(20.9)
Total non-residential real estate	181,379	61.4	174,153	60.2	4.1
Residential real estate
First mortgage - 1-4 family	46,661	15.8	47,931	16.6	(2.6)
Second mortgage - 1-4 family	1,554	0.5	1,960	0.7	(20.7)
Home equity lines	19,728	6.7	18,175	6.3	8.5
Total residential real estate	67,943	23.0	68,066	23.5	(0.2)
Total real estate loans	249,322	84.4	242,219	83.7	2.9

Commercial	36,247	12.3	37,221	12.9	(2.6)
Agricultural & other	6,860	2.3	7,493	2.6	(8.4)
Consumer	2,935	1.0	2,507	0.9	17.1
Total loans, net of unearned fees	$295,364	100.0	$289,440	100.0	2.0

CORNERSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	Unaudited
	2014	2013

ASSETS

Cash and due from banks	$1,930,751	$2,149,467
Interest-bearing deposits at other financial institutions	13,596,970	22,702,270

Total cash and cash equivalents	15,527,721	24,851,737

Securities available for sale	87,192,909	92,208,672
Securities held to maturity (fair value approximates
$25,702 at 2014 and $35,027 at 2013)	25,428	34,165
Federal Home Loan Bank stock, at cost	2,322,900	2,322,900
Loans, net of allowance for loan losses of
$3,495,129 in 2014 and $3,203,158 in 2013	291,869,338	286,236,578
Bank premises and equipment, net	4,828,123	4,992,449
Accrued interest receivable	1,142,899	977,925
Foreclosed assets, net	8,000,365	12,925,748
Other assets	4,830,113	7,673,179

Total assets	$415,739,796	$432,223,353

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest-bearing demand deposits	$57,034,792	$75,206,540
Interest-bearing demand deposits	26,464,173	24,563,987
Savings deposits and money market accounts	80,861,110	86,329,930
Time deposits	144,294,390	155,313,920

Total deposits	308,654,465	341,414,377

Accrued interest payable	71,925	82,320
Federal funds purchased and securities sold under
agreements to repurchase	29,409,505	22,974,117
Federal Home Loan Bank advances and other borrowings	36,000,000	26,740,000
Other liabilities	941,796	878,811

Total liabilities	375,077,691	392,089,625

Stockholders' equity:
Preferred stock - no par value; 2,000,000 shares authorized;
600,000 shares issued and outstanding in 2014 and 2013	14,964,309	14,892,927
Common stock - $1.00 par value; 20,000,000 shares
authorized in 2014 and 2013;
6,709,199 shares issued in 2014 and 2013;
6,627,398 and 6,547,074 shares outstanding in 2014 and 2013	6,627,398	6,547,074
Additional paid-in capital	21,821,060	21,549,883
Accumulated deficit	(3,032,551)	(3,099,451)
Accumulated other comprehensive income	281,889	243,295

Total stockholders' equity	40,662,105	40,133,728

Total liabilities and stockholders' equity	$415,739,796	$432,223,353

The Notes to Consolidated Financial Statements are an integral part of these statements.

CORNERSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2014, 2013, and 2012

	Unaudited
	2014	2013	2012

INTEREST INCOME
Loans, including fees	$16,690,496	$16,705,237	$17,288,855
Securities and interest-bearing deposits at other financial institutions	1,416,190	1,694,292	2,003,620
Federal funds sold	30,678	53,502	60,404

Total interest income	18,137,364	18,453,031	19,352,879

INTEREST EXPENSE
Time deposits	1,427,758	1,766,237	2,471,135
Other deposits	313,105	473,921	546,812
Federal funds purchased and securities
sold under agreements to repurchase	84,641	73,903	94,402
Federal Home Loan Bank advances and other borrowings	964,351	1,208,490	1,672,478

Total interest expense	2,789,855	3,522,551	4,784,827

Net interest income before provision for loan losses	15,347,509	14,930,480	14,568,052

Provision for loan losses	515,000	300,000	430,000

Net interest income after provision for loan losses	14,832,509	14,630,480	14,138,052

NONINTEREST INCOME
Customer service fees	849,984	821,072	803,251
Other noninterest income	57,148	62,457	64,519
Net gains from sale of securities	700,390	652,421	-
Net gains from sale of loans and other assets	211,819	403,569	151,710

Total noninterest income	1,819,341	1,939,519	1,019,480

NONINTEREST EXPENSES
Salaries and employee benefits	7,054,474	6,555,059	6,327,226
Net occupancy and equipment expense	1,230,099	1,335,126	1,447,204
Depository insurance	640,097	644,918	803,902
Foreclosed assets, net	1,841,575	2,001,755	1,100,670
Other operating expenses	3,233,318	3,309,532	3,498,867

Total noninterest expenses	13,999,563	13,846,390	13,177,869

Income before income tax expense	2,652,287	2,723,609	1,979,663

Income tax expense	1,014,005	1,042,800	577,600

Net income	1,638,282	1,680,809	1,402,063

Preferred stock dividend requirements	1,500,000	1,500,000	1,229,780
Accretion on preferred stock discount	71,382	71,381	63,924

Net income available to common stockholders	$66,900	$109,428	$108,359

EARNINGS PER COMMON SHARE
Basic	$0.01	$0.02	$0.02
Diluted	0.01	0.02	0.02

The Notes to Consolidated Financial Statements are an integral part of these statements.

Cornerstone Bancshares, Inc. and Subsidiary

Consolidated Statement of Changes in Stockholders' Equity - Unaudited

For the Year Ended December 31, 2014

					Accumulated
			Additional		Other	Total
	Preferred	Common	Paid-in	Accumulated	Comprehensive	Stockholders'
	Stock	Stock	Capital	Deficit	Income	Equity

BALANCE, December 31, 2013	$14,892,927	$6,547,074	$21,549,883	$(3,099,451)	$243,295	$40,133,728

Stock compensation expense	-	-	160,500	-	-	160,500

Issuance of common stock, 80,324 shares	-	80,324	110,677	-	-	191,001

Preferred stock dividends paid	-	-	-	(1,500,000)	-	(1,500,000)

Accretion on preferred stock	71,382	-	-	(71,382)	-	-

Net income	-	-	-	1,638,282	-	1,638,282

Unrealized holding gains on securities available
for sale, net of reclassification adjustment and taxes	-	-	-	-	38,594	38,594

BALANCE, December 31, 2014	$14,964,309	$6,627,398	$21,821,060	$(3,032,551)	$281,889	$40,662,105

The Notes to Consolidated Financial Statements are an integral part of these statements.